Exhibit 8.02

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:

We have read the statements made by Aenza S.A.A. under Item 16F – “Change in Registrant’s Certifying Accountant” of the annual report on Form 20-F for the year ended December 31, 2021. We agree with the statements contained in the third paragraph therein concerning our Firm. We have no basis to agree or disagree with other statements of Aenza S.A.A. contained therein.

Very truly yours,

/s/ Moore Assurance S.A.S.

May 16, 2022